Exhibit 99.

LOTHIAN OIL INC. AND UNITED HERITAGE CORPORATION NEGOTIATING
LIMITED WAIVER AND FORBEARANCE AGREEMENT WITH STERLING BANK

February 9, 2007 - United Heritage Corporation (the “Company”) announced today that on February 5, 2007 its wholly-owned subsidiaries, UHC Petroleum Services Corporation and UHC Petroleum Corporation, received a letter from a representative for Sterling Bank indicating that a payment default of the loan made by the Bank to Lothian Oil Inc., the Company, UHC New Mexico Corporation, Lothian Oil (USA) Inc. and Lothian Oil Texas I, Inc. was not made as scheduled. The letter stated that the failure to make the payment matured into an event of default under the Amended and Restated Credit Agreement that was executed on June 16, 2006 but effective as of March 31, 2006. UHC Petroleum Services Corporation and UHC Petroleum Corporation are guarantors of the loan, along with Lothian Oil Texas II, Inc. The amount of principal and interest currently outstanding is approximately $4,600,000. This amount does not include the amount of $500,000 due under an outstanding letter of credit, late fees, default interest and other fees and costs incurred by the Bank that may be owed as a result of the default and that may be substantial. The Company and Lothian Oil Inc. are currently working with the Bank to resolve this matter through a limited waiver and forbearance agreement, which will give Lothian and the Company until February 15, 2007 to comply with the Amended and Restated Credit Agreement, although there is no assurance that an agreement among the parties will be reached.

Lothian Oil Inc., the Company’s largest shareholder, has provided the Company with the funds to operate since November 2005. Lothian may no longer have the ability to fund the Company’s operations. The Company and Lothian are currently looking for other sources of capital, however, there is no guarantee that financing will be available.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.